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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                     CONTACT: Jerry M. Ray
December 6, 1997                                                   904-858-2707


                 ST. JOE TO SELL TALISMAN SUGAR PLANTATION LANDS

               SUGARCANE FIELDS WILL BE RETURNED TO THE EVERGLADES

Jacksonville, Florida - (December 6, 1997) - St. Joe Corporation (NYSE: SJP) chairman and chief executive officer Peter S. Rummell today announced that St. Joe has agreed in principle to sell to the federal government approximately 50,000 acres known as the Talisman Sugar Plantation, located in the Belle Glade area of south central Florida.

The purchase price for the land is $133.5 million in cash. St. Joe will be allowed to farm the land for five more crop years. In addition, at that point in time St. Joe has agreed to donate approximately 3,000 additional acres to various non-government organizations.

The proposed transaction is subject to the execution of a definitive agreement and appropriate government and corporate approvals.

"We announced some time ago that sugar was not a strategic business for us and that we would sell Talisman for a fair price," said Peter S. Rummell, chairman and CEO. "We are proud to demonstrate it's possible to do what's in our shareholders' interest and in the public interest. And, we are proud to play a role, however small, in the restoration of the Everglades."

"This is one of those rare occasions where everyone benefits. But those who will benefit most are not yet with us -- the generations to come that will have the opportunity to marvel at the beauty of this magnificent "river of grass."

Talisman Sugar Corporation consists of a sugarcane plantation and a sugar mill. Sugar accounted for 13 percent of the St. Joe's net sales and operating revenues in 1996.

St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and has interests in real estate, timber, and railroads.


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